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                                                                    EXHIBIT 10.3


                           INCENTIVE COMPENSATION PLAN
                      FOR PRESIDENT/CHIEF EXECUTIVE OFFICER
                                      2001

The purpose of this Incentive Compensation Plan (the "Plan") of SAFECO ("Company") is to offer Michael S. McGavick ("Executive") the opportunity to earn an annual incentive ("Incentive") based on the level of achievement of specified Performance Goals during the Performance Period.

1.    EFFECTIVE DATE. The Plan shall be effective as of January 26, 2001.

2. ELIGIBLE PARTICIPANTS. Only the Executive shall be eligible to participate in the Plan.

3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the SAFECO Corporation Board of Directors or under the Board's delegated authority by the Compensation Committee of the Board (the "Committee"). The Board shall have broad authority to adopt, amend and rescind rules and procedures relating to the Plan and shall have exclusive authority to interpret the Plan and to determine how Plan provisions should be applied. In the event that any of the Performance Goals referenced in this Plan are discontinued, superseded, or no longer appropriate in the Board's opinion, the Board shall substitute such other Performance Goals as it deems suitable.

4. PERFORMANCE PERIOD. The initial Performance Period shall commence on the Effective Date and extend through calendar year 2001. Subsequent Performance Periods are defined as the period from January 1 through December 31 of each calendar year.

5.    PERFORMANCE GOALS.

      a. Setting Performance Goals. The Performance Goals on which the Executive's Incentive will be based shall be discussed and agreed upon by and among the Executive, the Lead Director of the Board and the Committee. The Performance Goals for the Performance Period are set forth on Appendix A to this Plan.

      b. Adjusting Performance Goals. The Board may adjust Performance Goals in such a manner as it deems equitable in recognition of unusual or nonrecurring events affecting SAFECO, changes in applicable tax laws or accounting principles, or such other factors as the Board may determine.

6.    CALCULATION AND PAYMENT OF INCENTIVES.

      a. Determination of Amount. The Board in its sole discretion will determine whether a Performance Goal has been met, the level of achievement and the amount of Incentive that has been earned. The Board shall utilize such assessment means as advisable to evaluate the Executive's or Company's performance relative to the agreed upon Performance Goals.

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            As soon as practicable after the end of the Performance Period, the
            Incentive shall be calculated by multiplying the Executive's Base Salary by a whole percentage from 0 to 200%.

      b. Maximum Incentive. The maximum incentive payable under the Plan to the Executive shall be 200% of the Executive's Base Salary.

      c. Base Salary. "Base Salary" shall mean the base annual salary earned by the Executive during the Performance Period before reduction for
            (i) compensation voluntarily deferred or contributed by the Executive under qualified or nonqualified plans of SAFECO or any subsidiary and (ii) amounts not included in the Executive's gross income under Internal Revenue Code Sections 125, 402(e) and 402(h) pursuant to plans established by SAFECO or any subsidiary. Base Salary excludes any Incentives paid, accrued or awarded under this Plan or otherwise.

      d. Payment. Incentive payments shall be made within 45 days following the end of the calendar year (unless the data necessary for the calculations are not available, in which case payment will be made within 30 days following availability of necessary data).

      e. Guaranteed Incentives. For the 2001 Performance Period, the incentive shall be at least 100% of the Executive's Base Salary. For the 2002 Performance Period, the incentive shall be at least 50% of the Executive's Base Salary.

8. TAX WITHHOLDING. SAFECO shall withhold from incentive payments all amounts necessary to satisfy applicable federal, state and local withholding tax requirements.

9. TERMINATION OF EMPLOYMENT. If the Executive ceases to be an eligible employee for any reason, the Executive's participation in the Plan shall cease immediately. The Executive shall not be entitled to payment of any incentive under the Plan, except as specified in the Employment Agreement dated January 26, 2001 or Change in Control Agreement dated January 26, 2001. Nevertheless, the Executive shall be entitled to payment on the regular payment date of any incentive earned for the year prior to the year in which the termination of eligibility occurred.

10. COORDINATION WITH OTHER BENEFIT PLANS. Incentives paid, accrued or awarded under the Plan shall not be taken into account in administering other employee benefit and bonus programs for which the Eligible Participant may also be eligible (e.g., the SAFECO Employees' Profit Sharing Retirement Plan, Cash Balance Plan or 401(k) Savings Plan). The Executive shall be entitled to receive the SAFECO profit-sharing cash bonus.

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11.   CONTINUATION OF EMPLOYMENT. Employment of the Executive is pursuant to the
      Employment Agreement dated January 26, 2001 and may be terminated according to the provisions of that agreement.

12. GOVERNING LAW. The laws of the State of Washington, excluding any conflict-of-laws or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction shall govern this Plan. Participant and Company submit to the exclusive jurisdiction and venue of the federal or state courts in King County, Washington, to resolve issues that may arise out of or relate to this Plan.

13. AMENDMENTS. The Plan may be modified or terminated at any time by a resolution duly adopted by the Board. A certified copy of the Board resolution authorizing such action shall evidence adoption of any amendment or any action to terminate the Plan. Notwithstanding the foregoing, no such amendment or termination of the Plan shall affect an Executive's right to any Incentive earned prior to the date of the amendment or Plan termination. Unless otherwise specified in the Board resolution, any amendment of the Plan shall take effect with respect to all Eligible Executives as of the date the resolution was adopted.

14. INTERPRETATION OF THE PLAN. The Board shall have the exclusive right to interpret the provisions of this Plan and determine the disposition of all situations not specifically addressed in the Plan.

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                                   APPENDIX A
                        PRESIDENT/CHIEF EXECUTIVE OFFICER
               2001 INCENTIVE COMPENSATION PLAN PERFORMANCE GOALS

BALANCE SHEET IMPROVEMENT

      Redacted


PROFIT IMPROVEMENT PLAN

      Redacted


EXPENSE REDUCTION

      Redacted


STRATEGIC PLANNING

      Redacted


DIVERSITY AND EMPLOYEE COMPETENCY

      Redacted

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